EXHIBIT 10.2

FORM OF LEASE AGREEMENT

by and among

THE ENTITIES LISTED ON SCHEDULE 1-A ATTACHED HERETO,

collectively, as Lessor

AND

THE ENTITIES LISTED ON SCHEDULE 1-B ATTACHED HERETO,

collectively, jointly and severally, as Lessee

January 31, 2012

Table of Contents

ARTICLE I DEFINITIONS		2

ARTICLE II LEASED PROPERTY; TERM		11

ARTICLE III RENT		12

3.1	Rent	12
3.2	Additional Charges	13
3.3	Rent and Payments under the Wyoming Ground Lease	14

ARTICLE IV IMPOSITIONS		15

4.1	Payment of Impositions	15
4.2	Adjustment of Impositions	16
4.3	Utility Charges	16
4.4	Insurance Premiums	16
4.5	Sublease	16

ARTICLE V ABSOLUTE NET LEASE; NO TERMINATION; TERMINATION WITH RESPECT TO FEWER THAN ALL FACILITIES		16

5.1	Absolute Net Lease; No Termination	16
5.2	Termination with Respect to Fewer than All Facilities	17

ARTICLE VI OWNERSHIP OF LEASED PROPERTY; CONDITION AND USE		18

6.1	Ownership of the Leased Property	18
6.2	Condition of the Leased Property	18
6.3	Use of the Leased Property	18
6.4	Lessor to Grant Easements	20

ARTICLE VII REPAIRS; RESERVES; RESTRICTIONS		21

7.1	Maintenance and Repair	21
7.2	Reserves for Major Repairs	22
7.3	Encroachments; Restrictions	23
7.4	Sublease	23

ARTICLE VIII CAPITAL ADDITIONS		23

ARTICLE IX LIENS		24

ARTICLE X PERMITTED CONTESTS		24

ARTICLE XI INSURANCE		25

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ARTICLE XII FIRE AND CASUALTY		25

ARTICLE XIII CONDEMNATION		26

ARTICLE XIV DEFAULT		26

14.1	Events of Default	26
14.2	Remedies	28
14.3		28
14.4	Waivers	28
14.5	Mitigation	29
14.6	No Reinstatement	29
14.7	Additional Expenses	30
14.8	Application of Funds	30
14.9	Notices by Lessor	30
14.10	Lessor’s Contractual Security Interest	30

ARTICLE XV PURCHASE OF THE LEASED PROPERTY		30

ARTICLE XVI HOLDING OVER		30

ARTICLE XVII RISK OF LOSS		31

ARTICLE XVIII INDEMNIFICATION		31

ARTICLE XIX ASSIGNMENT, SUBLETTING AND SUBLEASE SUBORDINATION		32

19.1	Assignment and Subletting	32
19.2	Sublease Limitations	32
19.3	Sublease Subordination and Non-Disturbance	33
19.4	Existing Subleases	33

ARTICLE XX INSPECTION		34

ARTICLE XXI NO WAIVER		34

ARTICLE XXII REMEDIES CUMULATIVE		34

ARTICLE XXIII SURRENDER		35

ARTICLE XXIV NO MERGER OF TITLE		35

ARTICLE XXV TRANSFERS BY LESSOR; SEVERANCE RIGHTS		35

25.1	Transfers by Lessor	35
25.2	Severance Rights	35

ARTICLE XXVI QUIET ENJOYMENT		36

ARTICLE XXVII NOTICES		37

ARTICLE XXVIII SUBSTITUTION RIGHTS		38

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28.1	Lessee’s Property Substitution Right	38
28.2	Conditions Precedent to Lessee’s Property Substitution Right
28.3	Procedures for Property Substitution

ARTICLE XXIX FINANCING OF THE LEASED PROPERTY		38

ARTICLE XXX SUBORDINATION AND NON-DISTURBANCE		38

ARTICLE XXXI APPRAISAL

ARTICLE XXXII MISCELLANEOUS		39

31.1	General	39
31.2	Bankruptcy Waivers	39
31.3	Lessor’s Expenses	40
31.4	Entire Agreement; Modifications	41
31.5	Joint Drafting	41
31.6	Regulatory Cooperation
31.7	Non-Recourse as to Lessor	41
31.8	Covenants, Restrictions and Reciprocal Easements	41
31.9	Force Majeure	41
31.10	Governing Law	42
31.11	Jurisdiction and Venue	42
31.12	True Lease	42
31.13	Representations, Agreements and Covenants relating to Certain Facilities	43
31.14	Wyoming Ground Lease	43
31.15	Electronically Transmitted Signatures	44
31.16	WAIVER OF JURY TRIAL	44
31.17	Counterparts	44
31.18	Survival	44
31.19	Continuation of Defaults	44
31.20	Specific Performance	44
31.21	Joint and Several Obligations	45

ARTICLE XXXIII MEMORANDUM OF LEASE		45

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LEASE AGREEMENT

This LEASE AGREEMENT (this “Lease”) is dated this 31st day of January, 2012, by and among the entities listed on Schedule 1-A attached hereto and made a part hereof by reference and incorporation (collectively, the “Lessor”), having their principal office at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and the entities listed on Schedule 1-B attached hereto and made a part hereof by reference and incorporation (collectively, jointly and severally, the “Lessee”), having their principal office at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

STATEMENT OF INTENT

Subject to Articles V, XII, XIII, XXV and Section 14.2, this Lease constitutes one unitary, indivisible, non-severable true lease of all the Leased Property. This Lease does not constitute separate leases contained in one document each governed by similar terms. The use of the expression “unitary lease” to describe this Lease is not merely for convenient reference. It is the conscious choice of a substantive appellation to express the intent of Lessor and Lessee in regard to an integral part of this transaction, which is to accomplish the creation of an indivisible lease. Lessor and Lessee agree that from an economic point of view the portions of the Leased Property leased pursuant to this Lease constitute one economic unit and that the Rent and all other provisions have been negotiated and agreed to based upon a lease of all the portions of the Leased Property as a single, composite, inseparable transaction. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), all provisions of this Lease, including definitions, commencement and expiration dates, rental provisions, use provisions, renewal provisions, breach, default, enforcement, termination and assignment and subletting provisions, shall apply equally and uniformly to all the Leased Property as one unit and are not severable. The economic terms of this Lease would have been substantially different had separate leases or a “divisible” lease been acceptable to Lessor. A default of any of the terms or conditions of this Lease occurring with respect to any portion of the Leased Property relating to a particular Facility shall constitute a default under this Lease with respect to all the Leased Property. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), Lessor and Lessee agree that the provisions of this Lease shall at all times be construed, interpreted and applied such that the intention of Lessor and Lessee to create a unitary lease shall be preserved and maintained. Lessor and Lessee agree that for the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property.

W I T N E S S E T H:

WHEREAS, Lessor is the current owner of that certain real property more particularly described on Exhibits A-1 through A-9 attached hereto and incorporated herein by reference (collectively, the “Owned Land”), and is also the current owner of all of the Leased Improvements (as hereinafter defined) located on the Owned Land;

WHEREAS, pursuant to that certain Assignment and Assumption of Ground Lease dated as of             , 2012 (the “Assignment of Ground Lease”), Elkhorn Valley Rehabilitation Hospital, LLC, a Delaware limited liability company, assigned to Lessor all of its right, title and interest in, to and under that certain Ground Lease dated December 4, 2007 (the “Wyoming Ground Lease”) between Natrona County, Wyoming, as lessor (the “Wyoming Ground Lease Lessor”), and Elkhorn Valley Rehabilitation Hospital, LLC, as lessee, whereby Lessor (i) holds a leasehold interest in the real property more particularly described in the Wyoming Ground Lease, which property is more particularly identified on Exhibit A-10 (the “Wyoming Ground Leased Property”), and (ii) owns the interest in the improvements located on the Wyoming Ground Leased Property (the “Wyoming Facility Improvements”) during the term of the Wyoming Ground Lease (after which time the improvements located on the Wyoming Ground Leased Property revert to the Wyoming Ground Lease Lessor);

WHEREAS, Lessor desires to lease the Land (as hereinafter defined) and Leased Improvements to Lessee, and Lessee desires to lease the same from Lessor, on the terms and conditions hereinafter provided; and

WHEREAS, Lessor acknowledges that, contemporaneously herewith, Lessee will enter into a Lease Agreement (as the same may be modified, amended or restated from time to time, the “Sublease”) to sublease the Land and the Leased Improvements to those entities listed on Schedule 1-C attached hereto and made a part hereof by reference and incorporation (collectively, the “Sublessee”), and Lessor hereby approves the Sublease.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP at the applicable time, (c) all references herein to Articles, Sections, Schedules, parties and Exhibits shall be deemed to refer to Articles, Sections and Schedules of, and parties and Exhibits to, this Lease, unless the context shall otherwise require, and (d) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

Additional Charges: As defined in Section 3.2.

Adjustment Date: January 1 of each year during the Term (as hereinafter defined), commencing on January 1, 2013.

Affiliate: With respect to any Person (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise.

Assignment of Ground Lease: As defined in the Recitals.

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Bankruptcy Code: Chapter 11 U.S.C. § 101, et seq.

Base Rent: The aggregate of the Allocated Base Rent relating to all of the Facilities.

Billings Facility: That certain forty (40)-licensed bed LTCH located in Billings, Yellowstone County, Montana.

Boise Facility: That certain forty (40)-licensed bed LTCH located in Boise, Ada County, Idaho.

Business: As applicable, the operation of the IRF Facilities as IRFs, the operation of the MHC Facilities as MHCs, and the operation of the LTCH Facilities as LTCHs, and, in each case, the engagement in and pursuit and conduct of any business venture or activity incident thereto.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which money centers in the City of New York, New York are authorized or obligated by law or executive order to close.

Capital Additions: With respect to each Facility, (a) extraordinary renovations or expansions of buildings, structures or other improvements currently located on that portion of the Leased Property where such Facility is located (or on additional parcels added to such Leased Property), (b) the addition of one or more parcels of land to such portion of the Leased Property (whether by purchase or ground lease), or (c) the addition of one or more new buildings or additional structures placed on such portion of the Leased Property or any such additional parcels of land, including, without limitation, the construction of a new wing or new story.

Casper Wyoming Facility: That certain forty (40)-licensed bed IRF located in Casper, Natrona County, Wyoming.

Commencement Date:             , 2012.

Condemnation: The (i) exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (ii) voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Consumer Price Index: The Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). If the Consumer Price Index is discontinued or revised during the term of this Lease, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

CPI: The Consumer Price Index.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Declarations: As defined in Section 31.8.

Dollar Amount: As defined in Section 7.2.

DTPA: As defined in Schedule 31.13.

Encumbrances: As defined in Article XXXVI.

Escalator: As defined in Section 3.1(b).

Events of Default: As defined in Section 14.1.

Existing Subleases: As defined in Section 20.4.

Extension Notice: As defined in Article II.

Extension Term(s): As defined in Article II.

Facility: Each of the IRF Facilities, the MHC Facilities and the LTCH Facilities, sometimes collectively referred to as the “Facilities.”

Facility Instrument: A note (whether secured or unsecured), loan agreement, credit agreement, guaranty, security agreement, mortgage, deed of trust or other agreement pursuant to which a Facility Lender has provided financing to Lessor in connection with any portion of the Leased Property or any part thereof, or financing provided to Lessee, if such financing is provided by Lessor or any Affiliate of Lessor or in connection with a Capital Addition, and any and all renewals, replacements, modifications, supplements, consolidations, spreaders and extensions thereof.

Facility Lender: A holder (which may include any Affiliate of Lessor) of any Facility Instrument.

Facility Lessee: The individual lessee which operates a particular Facility.

Facility Loan: A loan made by a Facility Lender.

Fixed Term: As defined in Article II.

Fixtures: All equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on, or used in connection with, and permanently affixed to or incorporated into the buildings and structures on, the Land, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

Force Majeure: As defined in Section 31.9.

GAAP: The United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

Governmental Body: Any United States federal, state or local, or any supra national or non U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self regulatory organization, court, tribunal or judicial or arbitral body, including the Securities and Exchange Commission.

Greenwood Facility: That certain thirty-four (34)-licensed bed IRF (in addition to twelve (12)-licensed skilled nursing facility beds) located in Greenwood, Greenwood County, South Carolina.

Ground Lease Rent: All rent and all other sums and amounts due and payable under the Wyoming Ground Lease.

Health Benefit Laws: Laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, health benefits, health care or insurance coverage, including ERISA, COBRA, HIPAA, SCHIP, Medicare, Medicaid, CHAMPUS/TriCare, and laws relating to the regulation of workers compensation, utilization review, third party administrative services, case management, and coordination of benefits.

Health Compliance Laws: All applicable laws pertaining to billing, kickbacks, false claims, self-referral, claims processing, marketing, HIPAA security standards for the storage, maintenance, transmission, utilization and access to and privacy of patient information, and HIPAA and state standards for electronic transactions and data code sets, including, without limitation, the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback Statute (42 U.S.C. Section 1320a-7a(b)), the Stark Law, the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. Section 1347), Mail Fraud (18 U.S.C Section 1341), Wire Fraud (18 U.S.C. Section 1343), Theft or Embezzlement (18 U.S.C. Section 669), Fraud and False Statements (18 U.S.C. Section 1001), False Statements Relating to Health Care Matters (18 U.S.C. Section 1035), and any other applicable federal health care law or equivalent state statutes or any rule or regulation promulgated by a Governmental Body with respect to any of the foregoing, as any of the same may be amended, modified and/or restated from time to time.

Healthcare Laws: Health Benefit Laws, Health Compliance Laws and Information Privacy and Security Laws.

HWH Requirements: The requirements set forth in C.F.R. Title 42, Part 412, as applicable, and any state laws and regulations applicable to hospitals located in the same building or on the same campus as another hospital, as the same may be amended, modified or restated from time to time.

Impacted Facility: As defined in Article XII.

Impositions: Collectively, with respect to each Facility, all civil monetary penalties, fines and overpayments imposed by state and federal regulatory authorities, all Real Estate Taxes, all state and local sales and use taxes, single business, gross receipts, transaction privilege, rent or similar taxes, franchise (including but not limited to taxes based on capital, net worth or assets), license, business entity, annual report fees and other taxes imposed on any business entities, including limited partnerships, limited liability companies and other “pass through” entities, and any such taxes and statutory representation fees imposed on Lessor or Lessor’s Affiliates (including Lessor’s parent organizations), sales and use taxes, all single business, gross receipts, transaction privilege, rent or similar taxes and assessments (including, without limitation, all assessments, charges and costs imposed under the Permitted Exceptions (including, without limitation, all penalties, fines, damages, costs and expenses for any violation of or a default under any of the Permitted Exceptions)), all assessments for utilities, public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, wastewater, sewer, sanitary sewer or other rents and charges, excises, tax levies, fees (including, without limitation, impact, development, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the portion of the Leased Property relating to such Facility, the Rent relating thereto (including all interest and penalties thereon due to any failure in payment by Lessee), and all other fees, costs and expenses which at any time prior to, during or in respect of the Term may be charged, assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor’s interest in the portion of the Leased Property relating to such Facility, (b) such portion of the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, such portion of the Leased Property or the leasing or use of such portion of the Leased Property or any part thereof. Notwithstanding any provision hereof to the contrary, nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a financial institutions or other tax) imposed on Lessor, or (2) any transfer tax of Lessor, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any portion of the Leased Property or the proceeds thereof, or (4) except as expressly provided elsewhere in this Lease, any principal or interest on any Encumbrance on any portion of the Leased Property, except to the extent that any tax, assessment, tax levy or charge which Lessee is obligated to pay pursuant to the first sentence of this definition and which is in effect at any time during the Term is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof, in which case the substitute tax, assessment, tax levy or charge shall be deemed to be an Imposition.

Information Privacy or Security Laws: The HIPAA Laws and any other laws concerning the privacy and/or security of Personal Information, including but not limited to the Gramm-Leach-Bliley Act, state data breach notification laws, state health information privacy laws, the Federal Trade Commission Act and state consumer protection laws.

Insurance Premiums: As defined in Section 4.4.

Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy, and such additional insurance which Lessor may reasonably require.

IRF: An in-patient rehabilitation facility operated on the Leased Property, or a portion thereof, licensed in the state of its location.

IRF Facilities: Collectively, the Greenwood Facility, the Casper Facility and the New Braunfels Facility.

Land: The Owned Land and the Wyoming Ground Leased Property, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto, and any other parcel of land acquired or leased and made subject to this Lease. With respect to each Facility, “Land” shall mean the portion of the Land relating to such Facility or any Capital Additions with respect thereto.

Laredo Facility: That certain sixty (60)-licensed bed LTCH located in Laredo, Webb County, Texas.

Late Payment Penalty Rate: Shall mean on any date a rate equal to Five Percent (5%).

Lease: As defined in the Preamble.

Lease Base: As to each of the Facilities, as defined on Schedule 3.1(a) attached hereto and made a part hereof by reference and incorporation.

Lease Rate: A per annum rate equal to Eight Percent (8.0%), subject to the Escalator as set forth in Section 3.1(b).

Leased Improvements: With respect to each portion of the Land relating to a particular Facility, those items described in Article II(b) relating to such portion of the Land.

Leased Property: With respect to each Facility, those items described in Article II, as well as all Capital Additions thereto.

Legal Requirements: With respect to each Facility and the portion of the Leased Property relating thereto, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Leased

Property, Lessee’s operation of the Business on such portion of the Leased Property, or the construction, use or alteration of such Leased Property (including, without limitation, the Americans With Disabilities Act and Section 504 of the Rehabilitation Act of 1973), whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications, or alterations in or to such portion of the Leased Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee, at any time in force affecting such portion of the Leased Property.

Lessee: Each of the entities listed on Schedule 1-B attached hereto, jointly and severally, together with their respective successors and permitted assigns.

Lessee’s Personal Property: With respect to each Facility, all of Lessee’s consumable inventory and supplies, machinery, equipment, furniture, furnishings, trailers, movable walls or partitions, computers, trade fixtures and other personal property (including all such items not permanently affixed to the portion of the Leased Property relating to such Facility), currently owned and acquired after the execution of this Lease, and necessary, used, or useful in the operation of such Facility, but excluding any items within the definition of Fixtures.

Lessor: Each of the entities listed on Schedule 1-A attached hereto, and their respective successors and assigns.

Lessor Parties: As defined in Section 31.7.

Loveland Facility: That certain MHC Facility with forty (40)-licensed IRF beds and twenty (20)-licensed LTCH beds, all located in Johnstown, Larimer County, Colorado.

LTCH: A long-term acute care hospital facility operated on the Leased Property, or a portion thereof, licensed in the State of its location.

LTCH Facilities: Collectively, the Post Falls Facility, the Laredo Facility, the Provo Facility, the Billings Facility and the Boise Facility.

Major Repairs: All repairs to the Leased Property of every kind and nature, whether interior or exterior, structural or non-structural (including, without limitation, all parking decks and parking lots), which extend the life of the Leased Property (as opposed to being routine maintenance and repair expenditures), as shall be necessary or appropriate from time to time during the Term.

Mesquite Facility: That certain MHC Facility with forty (40)-licensed IRF beds and twenty (20)-licensed LTCH beds, all located in Mesquite, Dallas County, Texas.

MHC: A multi-hospital campus consisting of an IRF and an LTCH, operated on the Leased Property, or a portion thereof, all licensed in the state of their location.

MHC Facilities: Collectively, the Loveland Facility and the Mesquite Facility.

New Braunfels Facility: That certain forty (40)-licensed bed IRF located in New Braunfels, Comal County, Texas.

Overdue Rate: On any date, the Lease Rate plus Four Percent (4%).

Owned Land: As defined in the Recitals.

Patriot Act: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended or modified from time to time, and the regulations promulgated thereunder.

Permitted Exceptions: As defined in Article II.

Person: An individual, a corporation, a limited liability company, a general or limited partnership, an unincorporated association, a joint venture, a Governmental Body or another entity or group.

Post Falls Facility: That certain forty (40)-licensed bed LTCH located in Post Falls, Kootenai County, Idaho.

Primary Intended Use: As defined in Section 6.3.

Property Substitution: As defined in Article XXVIII.

Provo Facility: That certain forty (40)-licensed bed LTCH located in Provo, Utah County, Utah.

Real Estate Taxes: With respect to each Facility, all real estate taxes, assessments and special assessments, and dues which are levied or imposed during the Term upon the portion of the Leased Property relating to such Facility.

Rent: Collectively, the Base Rent (as increased in accordance with the provisions of Section 3.1(b)) and the Additional Charges.

Reserve: As defined in Section 7.2.

Severance Date: As defined in Section 25.2.

Severance Notice: As defined in Section 25.2.

Severed Lease: As defined in Section 25.2.

Severed Property: As defined in Section 25.2.

Sublease: As defined in the Recitals.

Sublessee: As defined in the Recitals.

Taking: With respect to each Facility, a taking or voluntary conveyance during the Term of all or part of the portion of the Leased Property relating to such Facility, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting such portion of the Leased Property whether or not the same shall have actually been commenced.

Term: The actual duration of this Lease, including the Fixed Term and the Extension Terms (if extended by Lessee).

Terminated Facility: As defined in Section 14.2(a).

Unsuitable for Its Use or Unsuitable for Its Primary Intended Use: As used anywhere in this Lease, the terms “Unsuitable for Its Use” or “Unsuitable for Its Primary Intended Use” shall mean that, with respect to the portion of the Leased Property relating to any Facility, by reason of damage or destruction or a partial Taking by Condemnation, such Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, all relevant factors, and the effect of such damage or destruction or partial Taking.

Wyoming Facility Improvements: As defined in the Recitals.

Wyoming Ground Leased Property: As defined in the Recitals.

Wyoming Ground Lease Lessor: As defined in the Recitals.

Wyoming Ground Lease: As defined in the Recitals.

ARTICLE II

LEASED PROPERTY; TERM

Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee rents from Lessor all of Lessor’s rights and interest in and to the following property (collectively, the “Leased Property”):

(a) the Land; and

(b) all buildings, structures, Fixtures and other improvements of every kind, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land, Capital Additions financed by Lessor and all hereditaments, easements, rights of way and other appurtenances related thereto (collectively, the “Leased Improvements”).

SUBJECT, HOWEVER, to all applicable matters of record and any other matters as set forth on Exhibits B-1 through B-10 (the “Permitted Exceptions”), and further subject to the terms and provisions of the Wyoming Ground Lease, Lessee shall have and hold the Leased Property for a fixed term (the “Fixed Term”) commencing on the Commencement Date and ending at midnight on the last day of the two hundred fortieth (240th) full month after the Commencement Date, unless sooner terminated as herein provided.

So long as no Event of Default then exists, and no event has then occurred which with the giving of notice or the passage of time or both would constitute an Event of Default, Lessee shall have the option to extend the Fixed Term for on the same terms and conditions set forth herein for three (3) additional periods of five (5) years each (each an “Extension Term”); it being understood and agreed that Lessee’s exercise of any such extension option must apply to the entire Leased Property. Lessee may exercise each such option by giving written notice to Lessor at least ninety (90) days prior to the expiration of the Fixed Term or Extension Term, as applicable (the “Extension Notice”). If, during the period following the delivery of the Extension Notice to Lessor and prior to the effective date of such extension, an Event of Default shall occur under this Lease, at Lessor’s option, the Term shall not be so extended and Lessee shall be deemed to have forfeited all subsequent options to extend the Fixed Term of this Lease. If Lessee elects not to exercise its option to extend, all subsequent options to extend herein shall be deemed to have lapsed and be of no further force or effect.

Notwithstanding the foregoing, Lessor acknowledges and consents to the terms and provisions of the Sublease and Sublessee’s rights as sublessee of the Leased Property, including, without limitation, Sublessee’s options to purchase the Leased Property as provided therein. Lessor agrees to cooperate with Lessee and Sublessee and to perform such acts and execute such agreements and instruments as shall be necessary to effect the terms and provisions of the Sublease.

ARTICLE III

RENT

3.1 Rent. During the Term, Lessee shall pay to Lessor, in advance and without notice, demand, set off or counterclaim, in lawful money of the United States of America, at Lessor’s address set forth herein or at such other place or to such other person, firm or entity as Lessor may designate from time to time in writing, the Rent as provided in this Lease. Lessor has the sole discretion to determine the method of payment of Rent. With respect to each Facility, Rent shall be calculated and payable as follows:

(a) Allocated Base Rent. With respect to each Facility, subject to adjustment as provided herein (including adjustments set forth in Section 3.1(b) below), Lessee shall pay to Lessor in advance on the first (1st) day of each calendar month during the Term base rent allocated thereto (the “Allocated Base Rent”) in an amount equal to the product of (i) the Lease Base as of the last day of the immediately preceding month (or as of the Commencement Date with respect to the amount payable for the first month of the Term), multiplied by (B) the Lease Rate, divided by (C) twelve (12). Allocated Base Rent for any partial month shall be prorated based upon a three hundred sixty (360) day year.

(b) Adjustment of Allocated Base Rent. With respect to each Facility, commencing on January 1, 20            , and continuing on each January 1 thereafter (each an “Adjustment Date”) during the Term, the Lease Rate applicable to the portion of the Leased Property relating to such Facility shall be increased (and in no event decreased) and shall be equal to the sum of (i) the Lease Rate previously in effect, and (ii) the product of such previous Lease Rate multiplied by the percentage by which the CPI published for the month which is two months prior to the applicable Adjustment Date shall have increased over the CPI figure published for the month which is two months prior to the previous Adjustment Date, with such sum being the new Lease Rate used for calculating Allocated Base Rent with respect thereto (such escalator used in calculating the adjusted Lease Rate being referred to herein as the “Escalator”); provided, however, that in no event shall the Escalator be less than Two Percent (2%) or more than Five Percent (5%) on any Adjustment Date. For any monetary increases or adjustments that cannot be determined as of the applicable Adjustment Date due to then unknown variables (such as CPI), such amounts shall become due (and calculated retroactively to the Adjustment Date) and payable as of the time of determination.

3.2 Additional Charges. In addition to the Base Rent, (a) Lessee will also pay, and discharge as and when due and payable all amounts, liabilities and obligations under the Ground Lease, in addition to the Impositions that Lessee assumes or agrees to pay under this Lease, and all other amounts, liabilities, obligations and Impositions related to the ownership, use, possession and operation of the Leased Property, including, without limitation, all costs of owning and operating each Facility, all Real Estate Taxes, Insurance Premiums, maintenance and capital improvements, all violations of and defaults under any of the Permitted Exceptions, and all licensure violations, civil monetary penalties and fines, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) above, Lessee will also promptly pay and reimburse Lessor and/or its Affiliates for all such amounts paid by Lessor and/or its Affiliates and promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the “Additional Charges”), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided in this Lease, by statute, or otherwise, in the case of non-payment of the Additional Charges, as in the case of the Base Rent. If any installment of Base Rent or Additional Charges shall not be paid within five (5) Business Days after the applicable due date, Lessee, in addition to all other obligations hereunder, will pay Lessor on demand, as Additional Charges, a late charge computed at the Overdue Rate and a late payment penalty computed at the Late Payment Penalty Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Lessee pays any Additional Charges to Lessor pursuant to clause (a) above or pursuant to any other requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due. If any provision of any Facility Instrument requires payment into escrow or making of deposits to be made with such Facility Lender relating to any part of the Additional Charges (including, without limitation, the Impositions, Real Estate Taxes and/or some or all Insurance Premiums), then Lessee shall either pay to Lessor such required Additional Charges and Lessor shall transfer such amounts to such Facility Lender or, pursuant to written direction by Lessor, Lessee shall pay such Additional Charges directly to such Facility Lender. Additionally, at Lessor’s option during the Term, Lessor may require Lessee to pay into escrow or make deposits to Lessor relating to any part of the Additional Charges (including, without limitation, the Impositions, Real Estate Taxes and/or some or all Insurance Premiums), which deposits or installments shall be payable after delivery of at least thirty (30) days’ prior written notice to Lessee (unless an Event of Default shall occur or be continuing, in which event, such deposits shall be payable to Lessor upon demand). Upon such request, Lessee shall pay to Lessor (or directly to a Facility Lender, if requested by Lessor), such amounts as and when required by Lessor (or the Facility Lender). Any such part of the Additional Charges paid into escrow or deposits in accordance herewith shall not bear interest, may be commingled with Lessor’s (or Facility Lender’s) books and accounts and, upon an Event of Default by Lessee hereunder, may be applied by Lessor (or Facility Lender) to all sums owed by Lessee to Lessor and any of its Affiliates (or to sums owed to Facility Lender or otherwise owed by Lessee); provided, however, that, if Lessor collects any deposits for Additional Charges in accordance with this Section 3.2, (i) Lessor shall use such deposited amounts to pay, or cause such deposited amounts to be used to pay, such Additional Charges prior to delinquency, and (ii) Lessor shall refund to Lessee, on an annual basis, any such remaining amounts collected in excess of the amounts ultimately required to pay the applicable Additional Charges.

3.3 Rent and Payments under the Wyoming Ground Lease. Lessee shall pay all Ground Lease Rent and all other charges and amounts due and payable under the Wyoming Ground Lease directly to the Wyoming Ground Lease Lessor as and when the same becomes due and payable as required under the Wyoming Ground Lease, and Lessee shall provide Lessor with reasonable evidence of payment each month confirming that the Ground Lease Rent has been timely paid or, at Lessor’s request, Lessee shall pay the Ground Lease Rent to Lessor at least five (5) days prior to its due date under the Wyoming Ground Lease.

ARTICLE IV

IMPOSITIONS

4.1 Payment of Impositions. Subject to Article X relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, with such payments to be made directly to the taxing or assessing authorities, unless, in the case of escrows and deposits, such Impositions are required to be paid to Lessor or Facility Lender as provided in Section 3.2, and Lessee will promptly furnish to Lessor, upon request, copies of official receipts or other satisfactory proof evidencing such payments. Lessee’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date that any such Imposition becomes a lien upon the Leased Property or any part thereof. If any such Imposition may lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may, with Lessor’s consent, not to be unreasonably withheld, conditioned or delayed, exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term (subject to Lessee’s right of contest pursuant to the provisions of Article X, and subject to the requirement to pay escrows and deposits as required in Section 3.2) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lessor’s net income, gross receipts, franchise taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority with respect to any Imposition paid by Lessee, the same shall be paid over to, or retained by, Lessee if no Event of Default shall have occurred and be continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Section 14.7. Lessor and Lessee shall, upon request of the other, provide any data (i) that is maintained by the party to whom the request is made, and (ii) that pertains to the Leased Property, as may be necessary to prepare any required returns and reports. In the event that any Governmental Body classifies any property covered by this Lease as personal property, Lessee shall file all personal property tax returns in such jurisdictions where it may legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. In the event that Lessor is legally required to file personal property tax returns, Lessee will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest. After obtaining written approval from Lessor, Lessee may, at Lessee’s sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments, and Lessor, at Lessee’s expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

4.2 Adjustment of Impositions. Impositions that are levied or assessed with respect to the tax-fiscal period during which the Term terminates, unless Lessee purchases the Leased Property pursuant to purchase options expressly provided herein, if any, shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee’s obligation to pay its prorated share thereof shall survive such termination.

4.3 Utility Charges. Lessee will contract for, in its own name, and will pay or cause to be paid all charges for electricity, power, gas, oil, sewer, water and other utilities used in connection with the Leased Property during the Term, including, without limitation, all impact and tap fees necessary for the operation of the Facilities, except to the extent that such impact and tap fees were paid by Lessor as part of the cost of a Capital Addition.

4.4 Insurance Premiums. Subject to Section 4.5 below, Lessee will contract for, in its own name, and will pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article XI during the Term (the “Insurance Premiums”); provided, however, if required by Lessor pursuant to Section 3.2, such premiums shall be paid as required under Section 3.2.

4.5 Sublease. Notwithstanding anything to the contrary herein, Lessor and Lessee acknowledge that some or all of the foregoing obligations set forth in this Article IV may be passed directly through to Sublessee pursuant to the Sublease. To the extent any such obligations hereunder are satisfied by Sublessee, the same shall be deemed satisfied by Lessee hereunder.

ARTICLE V

ABSOLUTE NET LEASE; NO TERMINATION; TERMINATION WITH RESPECT TO

FEWER THAN ALL FACILITIES

5.1 Absolute Net Lease; No Termination. The parties understand, acknowledge and agree that this is an absolute net lease and this Lease shall yield to Lessor the full amount of the installments of Base Rent and the payments of Additional Charges throughout the Term, but subject to any other provisions of this Lease which expressly provide for adjustment of Rent or other charges. Lessee further acknowledges and agrees that all charges, assessments or payments of any kind are due and payable without notice, demand, set off or counterclaim and shall be paid by Lessee as they become due and payable. Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof; (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title; (c) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (e) any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof; or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

5.2 Termination with Respect to Fewer than All Facilities. Wherever in this Lease the action of terminating this Lease with respect to the portion of the Leased Property relating to a particular Facility (or action of similar import) is described or permitted, such action shall mean the termination of Lessee’s rights in and to the portion of the Leased Property relating to such Facility. Notwithstanding anything in this Lease to the contrary, if this Lease shall be terminated by Lessor or Lessee pursuant to rights granted hereunder with respect to any portion of the Leased Property relating to a particular Facility, such termination shall not affect the Term of this Lease with respect to the balance of the Leased Property relating to Facilities not so terminated and this Lease shall continue in full force and effect with respect to such portion of the Leased Property, except that the total Base Rent payable hereunder shall be reduced by the amount of Allocated Base Rent with respect to the Facility as to which this Lease has been so terminated; subject, however, to Lessor’s right, in the event of any such termination because of an Event of Default, to recover damages with respect to any Terminated Facility. Notwithstanding anything contained herein to the contrary, Lessee shall not have the right to terminate this Lease as it relates to the Casper Wyoming Facility as long as the Wyoming Ground Lease remains in full force and effect; or, alternatively, unless Lessee assumes the Wyoming Ground Lease and Lessor is released in full.

ARTICLE VI

OWNERSHIP OF LEASED PROPERTY; CONDITION AND USE

6.1 Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor (except that the Wyoming Facility Improvements will revert to the Wyoming Ground Lease Lessor upon the expiration of the Wyoming Ground Lease) and that Lessee has only the right to the possession and use of the Leased Property as a tenant of Lessor upon and subject to the terms, provisions and conditions of this Lease, the Wyoming Ground Lease and the Existing Subleases.

6.2 Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has acquired knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purpose hereunder. Lessee is leasing the Leased Property “as is” and “where is” in its present condition. Lessee has not relied on any representation or warranty by Lessor and hereby waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, SUITABILITY, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. ACCORDINGLY, LESSEE HEREBY ACKNOWLEDGES THAT LESSOR HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LESSOR BE DEEMED TO HAVE MADE ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ALL WARRANTIES THAT THE LEASED PROPERTY IS FREE FROM VICES, DEFECTS AND DEFICIENCIES, WHETHER HIDDEN OR APPARENT OR ANY WARRANTY AS TO THE FITNESS, DESIGN OR CONDITION OF THE LEASED PROPERTY FOR ANY PARTICULAR USE OR PURPOSE OF SUCH LEASED PREMISES. THE PROVISIONS OF THIS SECTION 6.2 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LESSOR, EXPRESS, IMPLIED OR CREATED BY APPLICABLE LAW, WITH RESPECT TO THE CONDITION OF THE LEASED PROPERTY.

6.3 Use of the Leased Property.

(a) The Leased Property shall be utilized as follows:

(i) The Greenwood Facility shall be operated as a thirty-four (34)-licensed bed IRF (with twelve (12)-licensed bed skilled nursing facility beds), and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses;

(ii) The Casper Wyoming Facility shall be operated as a forty (40)-licensed bed IRF, and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses;

(iii) The New Braunfels Facility shall be operated as a forty (40)-licensed bed IRF, and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses;

(iv) The Loveland Facility shall be operated as a MHC with forty (40)-licensed beds as a IRF and twenty (20)-licensed beds as an LTCH, and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses;

(v) The Mesquite Facility shall be operated as a MHC with twenty (20)-licensed beds as a IRF and forty (40)-licensed beds as an LTCH, and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses;

(vi) The Post Falls Facility shall be operated as a forty (40)-licensed bed LTCH, and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses;

(vii) The Laredo Facility shall be operated as a sixty (60)-licensed bed LTCH, and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses;

(viii) The Provo Facility shall be operated as a forty (40)-licensed bed LTCH, and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses;

(ix) The Billings Facility shall be operated as a forty (40)-licensed bed LTCH, and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses; and

(x) The Boise Facility shall be operated as a forty (40)-licensed bed LTCH, and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses;

and in each case subject to all covenants, restrictions, easements and all other matters of record (including those set forth in the Permitted Exceptions) relating to the applicable Facility (the

“Primary Intended Use”). Lessee shall comply with all Insurance Requirements and Legal Requirements (including, as applicable, the HWH Requirements), that are necessary for the operation of the applicable Facility consistent with the Primary Intended Use and shall indemnify and hold Lessor harmless for any claims, causes of action, damages, liabilities, costs or expenses (including reasonable attorneys’ fees) asserted against or incurred by Lessor as a result of any violation of Legal Requirements in connection with the operation of the applicable Facility.

(b) No use shall be made or permitted to be made of the Leased Property and no acts shall be done which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, any other insurance policies required to be carried hereunder, or fire underwriters regulations. Lessee shall, at its sole cost, comply with all of the requirements, covenants and restrictions pertaining to the Leased Property, including, without limitation, all of the Permitted Exceptions, and other requirements of any insurance board, association, organization or company necessary for the maintenance of the insurance, as herein provided, covering the Leased Property and Lessee’s Personal Property. Lessee shall not commit or suffer to be committed any waste on the Leased Property or in the Facilities, nor shall Lessee cause or permit any nuisance thereon.

(c) With respect to each Facility, Lessor shall have the right and option to erect a sign on such portion of the Leased Property relating to such Facility stating that such Leased Property is owned by Lessor. Such sign shall be in a size, and shall be erected in a location acceptable to Lessor and approved by Lessee, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding anything to the contrary herein, Lessor and Lessee acknowledge that some or all of the foregoing obligations set forth in this Section 6.3 may be passed directly through to Sublessee pursuant to the Sublease. To the extent any such obligations hereunder are satisfied by Sublessee, the same shall be deemed satisfied by Lessee hereunder.

6.4 Lessor to Grant Easements. From time to time during the Term, so long as no Event of Default exists and no event has then occurred which with the giving of notice or the passage of time or both would constitute an Event of Default, Lessor may, in its reasonable discretion, subject to the terms of the Wyoming Ground Lease, at the request of Lessee and at Lessee’s cost and expense, (a) grant easements and other rights in the nature of easements, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), but only upon delivery to Lessor of such information as Lessor may reasonably require confirming that such grant, release, dedication, transfer, petition or amendment is required for, and not detrimental to, the proper conduct of the Primary Intended Use on the Leased Property and does not reduce the value of the Leased Property.

ARTICLE VII

REPAIRS; RESERVES; RESTRICTIONS

7.1 Maintenance and Repair.

(a) Lessee, at its expense, will keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto (and Lessee’s Personal Property) in good first class order and repair (whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements, the age of the Leased Property or any portion thereof) and, except as otherwise provided in

Article XII and Article XIII, with reasonable promptness, will make all necessary and appropriate repairs thereto of every kind and nature (including any such repairs required to be made by Lessor) whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise). All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for the Primary Intended Use. Lessee shall notify Lessor of any and all repairs, improvements, additions, modifications and remodeling made to the Leased Property in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) and obtain consent from Lessor (which consent shall not be unreasonably withheld, conditioned or delayed) prior to making such repairs, improvements, additions, modifications or remodeling.

(b) Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary or capital in nature, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto in connection with this Lease, or to maintain the Leased Property in any way.

(c) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor for the provision or performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for, or permit the performance of, any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property or any portion thereof.

(d) Unless Lessor conveys any of the Leased Property to Lessee pursuant to the provisions of this Lease (or to Sublessee pursuant to the provisions of the Sublease), Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as improved, constructed, repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for (i) ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the entire Term), (ii) damage caused by the gross negligence or willful acts of Lessor, and (iii) damage or destruction as described in Article XII or resulting from a Taking as described in Article XIII, which Lessee is not required by the terms of this Lease to repair or restore.

7.2 Reserves for Major Repairs.

(a) Beginning on January 1, 2013, and on the first (1st) day of each calendar quarter thereafter during the Term, Lessee shall deliver to Lessor quarterly deposits in an amount equal to the product of (i) Two Thousand Five Hundred and No/100 Dollars ($2,500.00) (the “Dollar Amount”), multiplied by (ii) the number of beds placed in service or use at the Leased Property divided by (iii) four (4) (the “Reserve”). For the period commencing on the date hereof and ending December 31, 2013, the initial number of beds currently placed in service or placed in use at each of the Facilities shall be assumed to be forty (40); except (i) for the Laredo Facility which shall be assumed to be sixty (60), (ii) the Loveland Facility which shall be assumed to be sixty (60), (iii) the Mesquite Facility which shall be assumed to be sixty (60), (iv) the Greenwood Facility which shall be assumed to be forty-six (46), with the total beds placed in service or in use at all of the Facilities as of the Commencement Date is four hundred sixty-six (466). The Reserve shall be held by Lessor for the purpose of making Major Repairs to the applicable portions of the Leased Property. Beginning on January 1, 2014, the number of beds shall be determined by the actual number of beds placed in service or certified to be available for use in connection with the Facilities, which shall not be reduced without the prior written consent of Lessor. Lessor shall advance to or reimburse Lessee for Major Repairs, limited to the amount of the Reserve, upon Lessor’s receipt from Lessee of documentation of such costs that is sufficient in Lessor’s reasonable judgment. Beginning on the first Adjustment Date and on each Adjustment Date thereafter during the Term, the Dollar Amount to be multiplied by the number of beds as provided above shall be increased by the percentage by which the CPI published for the month which is two months prior to the applicable Adjustment Date shall have increased over the CPI figure published for the month which is two months prior to the previous Adjustment Date; provided, however, that in no event shall the increase in the

Dollar Amount be less than Two Percent (2%) or more than Five Percent (5%) on any Adjustment Date. The amounts in the Reserve shall be used as described above to pay for Major Repairs, or, in the event Lessee fails to make any required non-Major Repairs hereunder, Lessor may use funds in the Reserve for that purpose.

(b) Lessee hereby grants to Lessor a first priority security interest in all monies deposited into the Reserve. At Lessor’s request, Lessee shall, as soon as practicable, execute all documents necessary to effect such security interest in all monies deposited into the Reserve. So long as no Event of Default has occurred, and no event has occurred which, with the giving of notice or passage of time or both, would constitute such an Event of Default hereunder, any amounts remaining in the Reserve at the expiration of this Lease shall be returned to Lessee; provided, however, if such an Event of Default has occurred, or any event which, with the giving of notice or passage of time or both, would constitute such a default hereunder, Lessor may retain all amounts remaining in the Reserve and shall apply such amounts to any damages incurred by Lessor or used to pay outstanding obligations owed by Lessee to Lessor. Lessee consents to Lessor’s pledge of the Reserve to any Facility Lender.

7.3 Encroachments; Restrictions. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to any portion of the Leased Property, or shall violate the agreements or conditions contained in any federal, state or local law, restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property or any portion thereof is subject, then, promptly upon the request of Lessor, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment, (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (b) make such changes in the Leased Improvements, and take such other actions, as Lessor reasonably determines, to remove such encroachment, or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and, in any event, take all such actions as may be necessary to continue the operation of the applicable Facility without such violation, encroachment or impairment.

7.4 Sublease. Notwithstanding anything to the contrary herein, Lessor and Lessee acknowledge that some or all of the obligations set forth in this Article VII may be passed directly through to Sublessee pursuant to the Sublease. To the extent any such obligations hereunder are satisfied by Sublessee, the same shall be deemed satisfied by Lessee hereunder.

ARTICLE VIII

CAPITAL ADDITIONS

Except as provided in the Sublease or as approved by Lessor in its sole discretion, Lessee shall have no right to construct any Capital Addition to the Leased Property. To the extent

Sublessee is permitted to construct or install a Capital Addition pursuant to the term of the Sublease, Lessor agrees to cooperate with Lessee and Sublessee with respect thereto, including providing funding for any such Capital Additions to be financed by Lessee as sublandlord under the Sublease, and such Capital Additions shall be constructed or installed in accordance with the terms of the Sublease. In the event that Lessor finances a Capital Addition as contemplated by this Article VIII, the parties shall amend this Lease to provide for an increase of the Base Rent in an amount equal to the additional rent received by Lessee under the Sublease with respect to such Capital Addition.

ARTICLE IX

LIENS

Subject to the provisions of Article X relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any portion of the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, any amounts held in the Reserve, or any funds or amounts that are or will be provided by Lessor or its Affiliates to Lessee at any time during the Term in accordance with this Lease; excluding, however, (a) this Lease and the Sublease; (b) the Wyoming Ground Lease; (c) the matters, if any, set forth in Exhibits B-1 through B-10; (d) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 6.4; (e) liens for those taxes of Lessor which Lessee is not required to pay hereunder; (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article X; and (g) any liens which are the responsibility of Lessor pursuant to the provisions of

Article XXIX of this Lease.

ARTICLE X

PERMITTED CONTESTS

After obtaining prior written approval from Lessor, Lessee, at Lessee’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Article IX, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the Leased Property; (b) neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would, as determined in Lessor’s sole and absolute discretion, be in any immediate danger of being sold, forfeited, attached or lost; (c) in the case of a Legal Requirement, Lessor would not be in any danger whatsoever of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge, Lessee shall give such reasonable security as may be demanded by Lessor to insure ultimate payment of the same and to prevent any sale or forfeiture of the affected portion of the Leased Property or the Rent by reason of such non-payment or non-compliance; provided, however, the provisions of this Article X shall not be construed to permit Lessee to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Lessee to Lessor hereunder; (e) in the case of an Insurance Requirement, the coverage required by Article XI shall be maintained; and (f) if such contest be finally resolved against Lessor or Lessee, Lessee shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Lessee or if Lessor so desires, Lessor shall join as a party therein. Lessee shall indemnify and save Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom. Lessor and Lessee acknowledge and agree that Lessee may delegate the foregoing rights to contest to Sublessee as provided in the Sublease.

ARTICLE XI

INSURANCE

During the Term, Lessee shall at all times maintain insurance coverages with respect to the Leased Property as are required in the reasonable discretion of Lessor; it being understood that Sublessee’s provision of the insurance coverages reflected in the Sublease shall satisfy this requirement during any period Sublessee maintains such coverages.

ARTICLE XII

FIRE AND CASUALTY

With respect to any Facility, if during the Term the portion of the Leased Property relating thereto is totally or partially destroyed from a risk covered by the insurance described in Article XI (an “Impacted Facility”), Lessee shall restore such portion of the Leased Property to substantially the same condition as existed immediately before the damage or destruction such portion of the Leased Property unless Lessor and Lessee agree to terminate this Lease with respect to such Impacted Facility in lieu of such restoration. All insurance proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, including any proceeds payable in such events under the Sublease and received by Lessee thereunder, shall be paid to Lessor and held by Lessor in trust and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the reasonable cost of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property, or any portion thereof, or in the event this Lease is terminated with respect to an Impacted Facility in connection with such loss or damage, shall be paid over and retained by Lessee; provided, however, that if Sublessee exercises its option to purchase the Leased Property under the terms of the Sublease, then any such insurance proceeds shall be assigned to or remain the property of Sublessee.

ARTICLE XIII

CONDEMNATION

With respect to any Facility, if there is a total or partial Taking of the portion of the Leased Property relating thereto, or any portion thereof, by Condemnation which renders such portion of the Leased Property Unsuitable for the Primary Intended Use, then, unless otherwise agreed to by Lessor and Lessee, this Lease shall terminate with respect to such portion of the Leased Property on the Date of Taking. Any Condemnation Award shall be the exclusive property of Lessor, unless in connection with such Taking the Sublessee exercises any permitted option to purchase the Leased Property in which event the Award shall be paid to Sublessee as provided in the Sublease.

ARTICLE XIV

DEFAULT

14.1 Events of Default. The occurrence of any one or more of the following events (individually, an “Event of Default”) shall constitute Events of Default hereunder:

(a) if Lessee shall fail to make a payment of the Rent or any other monetary obligation when the same becomes due and payable by Lessee under this Lease when the same becomes due and payable (including, but not limited to, any failure to make Reserve deposits the failure to pay Insurance Premiums on Impositions) and the same shall remain unpaid for more than five (5) days following receipt by Lessee of written notice thereof from Lessor, provided, however, in no event shall Lessor be required to give more than two (2) such written notices hereunder during any calendar year); or

(b) if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after receipt by Lessee of written notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days (in Lessor’s reasonable discretion), in which case such failure shall not be deemed to continue so long as Lessee commences to cure such failure within the thirty (30) day period and proceeds with due diligence to complete the curing thereof within sixty (60) days after receipt by Lessee of Lessor’s notice of default (it being understood and agreed that in no event shall any cure period exceed sixty (60) days); provided however, in no event shall Lessor be required to give more than one (1) notice and cure period for Lessee’s failure to observe or perform the same (or repetitive) covenant or condition in any consecutive twelve (12) month period; or

(c) if (i) any Facility Lessee shall admit in writing its inability to pay its debts as they become due; or (ii) any Facility Lessee shall file a petition in bankruptcy as a petition to take advantage of any insolvency act; or (iii) any Facility Lessee shall be declared insolvent according to any law; or (iv) any Facility Lessee shall make any general assignment for the benefit of its creditors; or (v) if the estate or interest of any Facility Lessee in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Lessee of written notice thereof from Lessor (unless Lessee shall be contesting such lien or attachment in good faith in accordance with Article X); or (vi) any petition shall be filed against any Facility Lessee to declare such Facility Lessee bankrupt, to take advantage of any insolvency act, or to delay, reduce or modify such Facility Lessee’s capital structure and the same shall not be removed or vacated within ninety (90) days from the date of its creation, service or attachment; or (vii) any Facility Lessee shall, after a petition in bankruptcy is filed against it, be adjudicated a bankrupt, or a court of competent jurisdiction shall enter an order or decree, with or without the consent of such Facility Lessee, as the case may be, appointing a trustee, examiner or receiver of such Facility Lessee or the whole or substantially all of its property, or approving a petition filed against such Facility Lessee seeking reorganization or arrangement of such Facility Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof; or

(d) if, with respect to each portion of the Leased property relating to a Facility, the applicable Facility Lessee abandons or vacates the applicable Facility (such Facility Lessee’s absence from the applicable Facility for thirty (30) consecutive days shall constitute abandonment), or the applicable Facility Lessee fails to continuously operate its Facility in accordance with the terms of this Lease; or

(e) unless consented to in writing by Lessor, if any Facility Lessee shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets, or any such Facility Lessee shall enter into an agreement respecting same; or

(f) if any of the MHC Facilities shall fail to comply with the HWH Requirements.

14.2 Remedies. If an Event of Default has occurred, Lessor shall have the right at its election, then or at any time thereafter:

(a) to terminate this Lease with respect to any portion or portions of the Leased Property of any one or more (including all, if so elected by Lessor) of the Facilities (whether one or more, the “Terminated Facility”), regardless of whether such Event of Default emanated from or related primarily to a single Facility, by written notice to Lessee, in which event Lessee shall immediately surrender to Lessor such portion of the Leased Property relating to each such Terminated Facility;

(b) to exercise any and all other rights and/or remedies granted or allowed to landlords by any existing or future statute or other law of the applicable state where the applicable portion of the Leased Property is located; and

(c) to pursue all available remedies against Lessee (or any one or more Facility Lessees) at law or in equity.

No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or at any time existing. The failure of Lessor to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Receipt by Lessor of any Rent or any other sum payable hereunder with knowledge of the breach of any provision contained in this Lease shall not constitute a waiver of such breach, and no waiver by Lessor of any provision of this Lease shall be deemed to have been made unless made under signature of an authorized representative of Lessor.

14.3 Waivers. If this Lease is terminated pursuant to Section 14.2, Lessee waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession; (b) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article XIV; (c) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt; and (d) any statutory requirement of prior written notice for filing eviction or damage suits for nonpayment of Rent or any other payments under this Lease. Lessee acknowledges and agrees that no waiver by Lessor of any provision of this Lease shall be deemed to have been made unless made under signature of an authorized representative of Lessor.

14.4 Mitigation. In the event, and only in the event, that applicable law requires Lessor to attempt to mitigate damages following the termination of Lessee’s rights under this Lease with respect to any portion of the Leased Property relating to any one or more of the Facilities, Lessor shall use reasonable efforts to the extent required by applicable law such portion or portions of Leased Property on such terms and conditions as Lessor, in its sole good faith judgment, may determine (including, without limitation, a lease term different than the Term, rental concessions, alterations and repair any such portion of the Leased Property); provided, however, that, with respect to any such portion of the Leased Property (a) Lessor shall not be obligated to relet such portion of the Leased Property before leasing other vacant space owned or operated by Lessor; (b) Lessor reserves the right to refuse to lease such portion of the Leased Property to any potential tenant that does not meet Lessor’s reasonable standards and criteria for leasing any other comparable space owned or operated by Lessor (it being understood and agreed that it shall be deemed reasonable for Lessor to refuse to lease to a prospective tenant who owns, leases or operates a facility similar to such Facility in the same county); and (c) Lessor shall not be obligated to undertake any greater efforts to relet such portion of the Leased Property than Lessor utilizes to lease any other vacant space owned or operated by Lessor. In any proceeding in which Lessor’s efforts to mitigate damages and/or its compliance with this subsection is at issue, Lessor shall be presumed to have used reasonable efforts to mitigate damages and Lessee shall bear the burden of proof to establish that such reasonable efforts were not used.

14.5 No Reinstatement. No receipt of moneys by Lessor from Lessee after a termination of this Lease with respect to any portion of the Leased Property relating to any one or more of the Facilities or of Lessee’s rights under this Lease by Lessor with respect to any such portion of the Leased Property shall reinstate, continue or extend the Term of this Lease with respect to such portion of the Leased Property or affect any notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of Rent and any related amounts to be paid by Lessee to Lessor then due or thereafter falling due, it being agreed that after the commencement of suit for possession of such portion of the Leased Property, or after final order or judgment for the possession of such portion of the Leased Property, Lessor may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such suit, order or judgment, all such money collected being deemed payments on account of the use and occupation of such portion of the Leased Property or, at the election of Lessor, on account of Lessee’s liability hereunder. Lessee hereby waives any and all rights of redemption provided by any law, statute or ordinance now in effect or which may hereafter be enacted.

14.6 Additional Expenses. It is further agreed that, in addition to payments required pursuant to the provisions of Section 31.3, Lessee shall compensate Lessor and its Affiliates for (a) all expenses incurred by Lessor and its Affiliates in enforcing the provisions of this Lease and in repossessing the Leased Property or any portion thereof (including among other expenses, any increase in insurance premiums caused by the vacancy of all or any portion of the Leased Property); (b) all expenses incurred by Lessor and its Affiliates in reletting (including among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees); (c) all concessions granted to a new Tenant or Tenants upon reletting (including among other concessions, renewal options); (d) Lessor’s and its Affiliates’ reasonable attorneys’ fees and expenses; and (e) all losses incurred by Lessor and its Affiliates as a direct or indirect result of such Event of Default (including, among other losses, any adverse action by Facility Lenders); and (f) a reasonable allowance for Lessor’s administrative efforts, salaries and overhead attributable directly or indirectly to such Event of Default and Lessor’s pursuing the rights and remedies provided herein and under applicable law.

14.7 Application of Funds. Any payments otherwise payable to Lessee which are received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee’s obligations in the order which Lessor may reasonably determine.

14.8 Notices by Lessor. The provisions of this Article XIV concerning notices shall be liberally construed insofar as the contents of such notices are concerned, and any such notice shall be sufficient if reasonably designed to apprise Lessee of the nature and approximate extent of any default, it being agreed that Lessee is in as good or a better position than Lessor to ascertain the exact extent of any default by Lessee hereunder.

14.9 Lessor’s Contractual Security Interest. In order to secure the payment of all Rent due and to become due hereunder, Lessee’s faithful performance of this Lease and to secure all other obligations, indebtedness and liabilities of Lessee to Lessor, now existing or hereafter incurred, contemporaneously with the execution of this Lease, Lessee has assigned to Lessor the various security interests granted by Sublessee to Lessee in connection with the Sublease.

ARTICLE XV

PURCHASE OF THE LEASED PROPERTY

Lessor and Lessee acknowledge that the Sublease grants Sublessee the option to purchase the Leased Property upon the terms and conditions of the Sublease. Lessor agrees that, in the event Sublessee exercises any such option in accordance with the terms of the Sublease, Lessor shall take such actions and execute such documents as shall be necessary to consummate such purchase option, it being understood and agreed that (i) such transaction may be consummated by Lessor first conveying the Leased Property to Lessee or, alternatively, by Lessor conveying the Leased Property directly to Sublessee, and (ii) the purchase price to be received by Lessee in connection with such conveyance shall be assigned to Lessor.

Notwithstanding anything contained herein to the contrary, Lessee understands, acknowledges and agrees that the purchase of the Casper Wyoming Facility will only be a purchase of Lessor’s leasehold interest in the Casper Wyoming Facility and shall be subject to all of the terms, provisions and conditions of the Wyoming Ground Lease.

ARTICLE XVI

HOLDING OVER

If Lessee shall for any reason remain in possession of any portion of the Leased Property relating to any Facility after the expiration of the Term or any earlier termination of the Term with respect to such portion of the Leased Property, such possession shall be as a tenancy at will, during which time Lessee shall pay, as rental each month, one and one-half (1.5) times the aggregate of (a) one-twelfth (1/12) of the aggregate Allocated Base Rent relating to such Facility payable with respect to the last complete twelve (12) month period prior to the expiration of the Term; (b) all Additional Charges relating to such Facility accruing during the month; and (c) all other sums, if any, payable by Lessee pursuant to the provisions of this Lease with respect to such Facility. During such period of tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at will, to continue its occupancy and use of such portion of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE XVII

RISK OF LOSS

During the Term, the risk of loss of, or decrease in, the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Lessee and, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Article XVII entitle Lessee to any abatement of Rent except as specifically provided in this Lease.

ARTICLE XVIII

INDEMNIFICATION

IN ADDITION TO ANY INDEMNIFICATION PROVIDED ELSEWHERE IN THIS LEASE NOTWITHSTANDING THE EXISTENCE OF ANY INSURANCE PROVIDED FOR IN ARTICLE XI, AND WITHOUT REGARD TO THE POLICY LIMITS OF ANY SUCH INSURANCE, LESSEE WILL PROTECT, INDEMNIFY, SAVE HARMLESS AND DEFEND LESSOR FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) TO THE EXTENT PERMITTED BY LAW), IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LESSOR BY REASON OF: (A) ANY ACCIDENT, INJURY TO OR DEATH OF PERSONS OR LOSS OF PERSONAL PROPERTY OCCURRING ON OR ABOUT THE LEASED PROPERTY OR ADJOINING SIDEWALKS, INCLUDING WITHOUT LIMITATION ANY CLAIMS OF MALPRACTICE; (B) ANY USE, MISUSE, NO USE, CONDITION, MAINTENANCE OR REPAIR BY LESSEE OF THE LEASED PROPERTY; (C) ANY IMPOSITIONS (WHICH ARE THE OBLIGATIONS OF LESSEE TO PAY PURSUANT

TO THE APPLICABLE PROVISIONS OF THIS LEASE); (D) ANY FAILURE ON THE PART OF LESSEE TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE; (E) THE NON-PERFORMANCE OF ANY OF THE TERMS AND PROVISIONS OF ANY AND ALL EXISTING AND FUTURE SUBLEASES OF THE LEASED PROPERTY TO BE PERFORMED BY THE LANDLORD (LESSEE) THEREUNDER; (F) ANY AND ALL LAWFUL ACTION THAT MAY BE TAKEN BY LESSOR IN CONNECTION WITH THE ENFORCEMENT OF THE PROVISIONS OF THIS LEASE, WHETHER OR NOT SUIT IS FILED IN CONNECTION WITH SAME, OR IN CONNECTION WITH LESSEE OR GUARANTOR AND/OR ANY PARTNER, JOINT VENTURER, MEMBER OR SHAREHOLDER THEREOF BECOMING A PARTY TO A VOLUNTARY OR INVOLUNTARY FEDERAL OR STATE BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING; AND (G) ANY FAILURE ON THE PART OF LESSEE TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THE WYOMING GROUND LEASE. ANY AMOUNTS WHICH BECOME PAYABLE BY LESSEE UNDER THIS ARTICLE XVIII SHALL BE PAID WITHIN THIRTY (30) DAYS AFTER LIABILITY THEREFOR ON THE PART OF LESSOR IS DETERMINED BY LITIGATION OR OTHERWISE AND, IF NOT TIMELY PAID, SHALL BEAR A LATE CHARGE (TO THE EXTENT PERMITTED BY LAW) AT THE OVERDUE RATE AND A LATE PAYMENT PENALTY COMPUTED AT THE LATE PAYMENT PENALTY RATE FROM THE DATE OF SUCH DETERMINATION TO THE DATE OF PAYMENT. LESSEE, AT ITS EXPENSE, SHALL CONTEST, RESIST AND DEFEND ANY SUCH CLAIM, ACTION OR PROCEEDING ASSERTED OR INSTITUTED AGAINST LESSOR OR MAY COMPROMISE OR OTHERWISE DISPOSE OF THE SAME AS LESSOR SEES FIT. NOTHING HEREIN SHALL BE CONSTRUED AS INDEMNIFYING LESSOR AGAINST ITS OWN GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT.

ARTICLE XIX

ASSIGNMENT, SUBLETTING AND SUBLEASE SUBORDINATION

19.1 Assignment and Subletting. Lessee shall not assign this Lease or sublease any portion of the Leased Property without Lessor’s prior written consent. Notwithstanding the forgoing, Lessor acknowledges and consents to Sublessee’s rights to assign the Sublease or sublease any portion of the Leased Property under and in accordance with the Sublease. Lessor agrees to cooperate with Lessee and Sublessee and to perform such acts and execute such agreements and instruments as shall be necessary to effect any such assignment or sublease pursuant to the terms and conditions of the Sublease.

19.2 Sublease Limitations. Notwithstanding anything contained in this Lease to the contrary, Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the Tenant thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the Tenant; or (b) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto. Moreover, Lessee shall not sublet any portion of the Leased Property for a term extending beyond the Fixed Term without the express consent of Lessor. In addition, all subleases shall comply with the Healthcare Laws.

19.3 Sublease Subordination and Non-Disturbance.

(a) Within ten (10) days after request by Lessor, Lessee shall cause the Sublessee or any other sublessee to execute and deliver to Lessor a subordination agreement relating to the Sublease or any other sublease, which subordination agreement shall be in such form and content as is acceptable to Lessor and shall provide, among other things, that all of Sublessee’s (or such other sublessee’s) rights and estate thereunder is and shall at all times be subject and subordinate in all respects to this Lease and the rights of Lessor hereunder (including, without limitation, all extensions, renewals, modifications thereof, replacements and supplements thereto). Within ten (10) days from the date of request of Lessor or a Facility Lender, Lessee shall cause Sublessee or any other sublessee of the Leased Property to execute and deliver within such ten (10) day period, a written agreement in a form reasonably acceptable to such Facility Lender whereby such Person subordinates the Sublease, or any other sublease relating to the Leased Property, and all of its rights and estate thereunder to each such mortgage or deed of trust that encumbers the Leased Property or any part thereof, and agree with each such Facility Lender that such Person will attorn to and recognize such Facility Lender or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such mortgage or deed of trust, as the case may be, as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of the Sublease or such other sublease.

(b) Lessor agrees that in the event this Lease is terminated before the expiration or termination of the Sublease, the Sublease shall not be terminated, Sublessee’s use, possession and enjoyment of the Leased Property pursuant to the Sublease shall not be disturbed, nor shall any of the rights of Sublessee granted under the Sublease be affected in the exercise of any rights by Lessor or its assignee hereunder so long as (a) no “Event of Default” shall have occurred under the Sublease, and no event has occurred which with the giving of notice or the passage of time or both would constitute such a default under the terms of the Sublease, and (b) after receipt of written notice from Lessor or its assigns stating that an Event of Default has occurred under this Lease, Sublessee shall pay all rentals accruing under the Sublease directly to Lessor, or as Lessor may direct.

19.4 Existing Subleases. Notwithstanding anything contained herein to the contrary, Lessor and Lessee acknowledge that there currently exist certain leases or subleases on the Leased Property as described on Exhibit C (collectively the “Existing Subleases”). Any modifications, amendments and restatements of the Existing Subleases and any subleases hereafter entered into must be approved by Lessor in accordance with this Article XIX. Notwithstanding anything contained herein to the contrary, any proposed assignee of Lessee and any proposed Tenant must each have credit, financial, and operating characteristics that are equal to or stronger than Lessee.

ARTICLE XX

INSPECTION

Lessee shall permit Lessor, or its designated Affiliate, and their respective authorized representatives to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee, any governmental agency, any Insurance Requirements relating to the Leased Property, or imposed by law or applicable regulations, except that, in the event of an emergency, Lessor shall have the right to inspect the Leased Property upon reasonable notice (which in this circumstance may be verbal) under the circumstances to Lessee.

ARTICLE XXI

NO WAIVER

No failure by Lessor or Lessee to insist upon the strict performance of any term of this Lease or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent or any other payment due under the terms of this Lease during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach. Lessor and Lessee agree that no waiver shall be effective hereunder unless it is in writing.

ARTICLE XXII

REMEDIES CUMULATIVE

To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

ARTICLE XXIII

SURRENDER

No surrender to Lessor of this Lease or of the Leased Property, or of any part thereof or interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXIV

NO MERGER OF TITLE

There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

ARTICLE XXV

TRANSFERS BY LESSOR; SEVERANCE RIGHTS

25.1 Transfers by Lessor. Lessee acknowledges and agrees that Lessor may sell its interest in the Leased Property in whole or in part, and that Lessor may assign its interest in this Lease in whole or in part. If Lessor or any successor owner of any portion of the Leased Property relating to a Facility shall convey such portion of the Leased Property in accordance with the terms hereof, other than as security for a debt, and the grantee or transferee of such portion of the Leased Property shall expressly assume all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease relating to such portion of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner. Lessee agrees that any successor purchaser may exercise any and all rights of Lessor; provided, however, such successor purchaser shall be subject to the same restrictions imposed upon Lessor hereunder. Lessor may divulge to any such prospective purchaser all information, reports, financial statements, certificates and documents obtained by it from Lessee. Lessee shall have no right of consent or approval relating to any such sale, transfer or assignment by Lessor.

25.2 Severance Rights. Notwithstanding the unitary nature of this Lease, Lessor may at any time and from time to time cause this Lease to be severed with respect to the portion or portions of Leased Property relating to any one or more Facilities (each, a “Severed Property”). If Lessor shall desire to sever this Lease pursuant to this Section 25.2, Lessor shall deliver written notice (each, a “Severance Notice”) to Lessee not less than ten (10) days prior to the date that this Lease shall be severed with respect to the Severed Property or Severed Properties identified in the Severance Notice (such date identified in a Severance Notice, a “Severance Date”). The Severance Notice shall specify the Severed Property and the Severance Date. Effective upon a Severance Date, the applicable Severed Property shall no longer be part of the Leased Property under this Lease and such Severed Property shall be deemed to be and shall be leased by Lessor to Lessee for the amount of Rent allocable to such Severed Property pursuant to a separate lease (a “Severed Lease”) upon the same terms and conditions as provided in this Lease (except for such provisions as by their terms are not applicable to such Severed Property); it being agreed, however, that the liability of the applicable lessor under the Severed Lease shall be limited to such lessor’s interest in the Severed Property. Effective upon the Severance Date, the Rent payable with respect to each Severed Property shall no longer be payable by Lessee under this Lease and shall instead be payable under the Severed Lease applicable to such Severed Property. Effective on the Severance Date, the parties shall enter into the Severed Lease and an amendment of this Lease to reflect such property severance. For so long as Lessor under this Lease shall be the lessor under a Severed Lease, any Event of Default under such Severed Lease shall constitute an Event of Default under this Lease, and any Event of Default under this Lease shall constitute an Event of Default under such Severed Lease. Lessor will prepare the Severed Lease and an amendment to this Lease with respect to each Severed Property consistent with the provisions of this Section 25.2 and the parties agree to execute and deliver or cause to be executed and delivered. Contemporaneous with the execution of the Severed Lease and amendment to this Lease, the Sublease shall be amended accordingly to reflect any such property severance and to include such Severed Property, subject to the Severed Lease, as a portion of the “Leased Property” under the Sublease.

ARTICLE XXVI

QUIET ENJOYMENT

So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to the Permitted Exceptions, any Facility Loan and all liens and encumbrances of record as of the date hereof or hereafter consented to by Lessee. No failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease, or to fail to pay any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Article XXVI.

ARTICLE XXVII

NOTICES

All notices, demands, consents, approvals, requests and other communications under this Lease shall be in writing (except where specifically stated otherwise) and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service, or (d) sent by facsimile transmission and addressed as follows:

if to Lessor:	c/o MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Attn: Legal Department
Phone: (205) 969-3755
Fax: (205) 969-3756

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
1600 Wells Fargo Tower
Birmingham, Alabama 35203
Attn: Thomas O. Kolb, Esq.
Phone: (205) 250-8321
Fax (205) 322-8007

if to Lessee:	c/o MPT Development Services, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Attn: Legal Department
Phone: (205) 969-3755
Fax: (205) 969-3756

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
1600 Wells Fargo Tower
Birmingham, Alabama 35203
Attn: Thomas O. Kolb, Esq.
Phone: (205) 250-8321
Fax: (205) 322-8007

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

ARTICLE XXVIII

SUBSTITUTION RIGHTS

Lessor acknowledges and consents to Sublessee’s rights to effect a Property Substitution under and in accordance with the Sublease. Lessor agrees to cooperate with Lessee and Sublessee and to perform such acts and execute such agreements and instruments as shall be necessary to effect a Property Substitution pursuant to the terms, provisions and procedures of the Sublease. As used herein, the term “Property Substitution” shall have the meaning ascribed thereto in the Sublease.

ARTICLE XXIX

FINANCING OF THE LEASED PROPERTY

Lessor agrees that, if it grants or creates any mortgage, lien, encumbrance or other title retention agreement (“Encumbrances”) upon any portion of the Leased Property relating to any particular Facility after the Commencement Date, Lessor will request an agreement from the holder of each such Encumbrance whereby such holder agrees (a) to give the Facility Lessee which operates the Facility on such portion of the Leased Property the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such Encumbrance or any sale in foreclosure of such Encumbrance; (b) to permit such Facility Lessee, after twenty (20) days’ prior written notice, to cure any such default on Lessor’s behalf within any applicable cure period; (c) to permit such Facility Lessee to appear with its representatives and to bid at any foreclosure sale with respect to any such Encumbrance; and (d) that, if subordination by such Facility Lessee is requested by the holder of each such Encumbrance, to enter into an agreement with such Facility Lessee containing the provisions described in Article XXX. Notwithstanding anything contained herein to the contrary, Lessor shall be under no obligation to obtain such agreements and Lessor’s failure to obtain such agreements shall have no effect on any provision of this Lease.

ARTICLE XXX

SUBORDINATION AND NON-DISTURBANCE

At the request from time to time by one or more Facility Lenders with respect to any Facility Lessee, within ten (10) days from the date of request, such Facility Lessee shall execute and deliver within such ten (10)-day period, to such Facility Lender, an estoppel certificate along with a written agreement in form and content reasonably acceptable to such Facility Lender whereby such Facility Lessee subordinates this Lease and all of its rights and estate hereunder to each Facility Instrument that encumbers the portion of the Leased Property utilized by such Facility Lessee or any part thereof and agrees with each such Facility Lender that such Facility Lessee will attorn to and recognize such Facility Lender or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such Facility Instrument, as the case may be, as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of this Lease; provided, however, that each such Facility Lender simultaneously executes and delivers to such Facility Lessee a written agreement consenting to this Lease and agreeing that, notwithstanding any such other mortgage, deed of trust, right, title or interest, or any default, expiration, termination, foreclosure, sale, entry or other act or omission under, pursuant to or affecting any of the foregoing, such Facility Lessee shall not be disturbed in peaceful enjoyment of such portion of the Leased Property nor shall this Lease be terminated or canceled at any time, except in the Event of Default under the terms of this Lease.

ARTICLE XXXI

MISCELLANEOUS

31.1 General. Notwithstanding anything in this Lease to the contrary, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of expiration or termination of this Lease shall survive such expiration or termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (subject to Article XIX). The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect its meaning.

31.2 Bankruptcy Waivers.

(a) Unitary and Non-Severable Lease. The parties agree that for the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby.

(b) Relief from Stay. Lessee acknowledges and agrees that in the event any Lessee or any Leased Property relating to any Facility shall become the subject of any bankruptcy or insolvency estate, then (i) Lessee shall not oppose any request by Lessor to obtain an order from the court granting relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code so as to permit the exercise of all rights and remedies pursuant to this Lease, and (ii) the occurrence or existence of any Event of Default under this Lease shall, in and of itself, constitute “cause” for relief from the automatic stay pursuant to the provisions of Section 362(d)(1) of the Bankruptcy Code, based on the fact that the non-existence of a bankruptcy proceeding was a material inducement for the entry by Lessor into this Lease.

(c) Automatic Stay. Lessee hereby waives the stay imposed by 11 U.S.C. Section 362(a) as to actions by the Lessor against each Facility. Lessee acknowledges and agrees that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against Lessee, it shall not assert or request that any other party assert that the automatic stay provided by Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lessor to enforce any rights or remedies held by virtue of the Lease or applicable law.

(d) Patient Care Ombudsman. Lessee hereby agrees (i) to use its best efforts to contest the necessity of the appointment of a Patient Care Ombudsman for such Facility as that term is defined in 11 U.S.C. Section 333, and/or (ii) to join with Lessor in requesting a waiver of or contesting the appointment of such a Patient Care Ombudsman.

31.3 Lessor’s Expenses. In addition to the other provisions of this Lease, Lessee agrees and shall pay and/or reimburse Lessor’s reasonable costs and expenses, including, without limitation, the costs and expenses of reports and investigations and legal fees and expenses, as well as a reasonable allowance for Lessor’s and its Affiliates’ administrative efforts, salaries and overhead attributable directly to any Event of Default and Lessor’s and its Affiliates’ pursuing the rights and remedies provided herein and under applicable law, incurred or resulting from or relating to (a) requests by Lessee for approval or consent under this Lease (including any consents relating to management, the placing of liens on Lessee’s Personal Property and any intercreditor issues which arise in connection with any Material Obligation); (b) requests by Lessor for approval or consent under this Lease and all other documents executed between Lessor and Lessee in connection herewith; (c) any circumstances or developments which give rise to Lessor’s right of consent or approval under this Lease or Other Agreement; (d) circumstances resulting from any action or inaction by Lessee contrary to the lease provisions; (e) any Property Substitution; (f) a request for changes, including, but not limited to, (i) the permitted use of the Leased Property; (ii) alterations and improvements to the Leased Improvements; (iii) subletting or assignment (except for the Sublease which is hereby approved by Lessor); and (iv) any other changes in the terms, conditions or provisions of this Lease or Other Agreement; and (g) enforcement by Lessor or its Affiliates of any of the provisions of this Lease or the Other Agreements. Such expenses and fees shall be paid by Lessee within thirty (30) days of the submission of a statement for the same or such amount(s) shall become Additional Charges and subject to the Overdue Rate and the Late Payment Penalty Fee after that thirty (30)-day period.

31.4 Entire Agreement; Modifications. This Lease, together with all exhibits, schedules and the other documents referred to herein, embody and constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior to contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Lease. Neither this Lease, any exhibit or schedule attached hereto, nor any provision hereof or thereof may be modified or amended except by an instrument in writing signed by Lessor and Lessee.

31.5 Joint Drafting. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Lease and the general rules of construction which would construe any provisions of this Lease in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Lease as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Lease are hereby expressly waived by all parties to this Lease.

31.6 Reserved.

31.7 Non-Recourse as to Lessor. Anything contained herein to the contrary notwithstanding, any claim based on, or in respect of, any liability of Lessor under this Lease shall be enforced only against the Leased Property and not against any other assets, properties or funds of (i) Lessor; (ii) any director, officer, general partner, member, shareholder, limited partner, beneficiary, employee, representative, contractor or agent of Lessor or any of its Affiliates (collectively, the “Lessor Parties”) (or any legal representative, heir, estate, successor or assign of Lessor or any of the Lessor Parties); (iii) any predecessor or successor partnership or corporation (or other entity) of Lessor or any of the Lessor Parties, either directly or through Lessor or the Lessor Parties; or (iv) any person or entity affiliated with any of the foregoing. In no event shall Lessor or any of the Lessor Parties be liable for indirect, incidental, consequential, special, punitive or exemplary damages, regardless of the form of action, whether in contract, tort or otherwise, and even if such party has been advised of the possibility of such damages.

31.8 Covenants, Restrictions and Reciprocal Easements. Subject to the Wyoming Ground Lease (if applicable), and, notwithstanding anything herein to the contrary, Lessor shall also have the right, but not the obligation, to place of record all covenants, restrictions and reciprocal easements on all or any portion of the Land (collectively, the “Declarations”) which Lessor deems reasonably necessary for the ownership of any Facility, with such Declarations to be in form and content acceptable to Lessor in its reasonable discretion.

31.9 Force Majeure. Except for Rent and other monetary obligations payable pursuant to the terms of this Lease (which shall not be extended or excused), in the event that Lessor or Lessee shall be delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, unavailability of any utility service, restrictive governmental laws or regulations, riots, insurrections, the failure to act, or default of another party, war, or other reason beyond Lessor’s or Lessee’s control (individually “Force Majeure”), then performance of such act shall be excused for the period of the delay, and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay. Within ten (10) Business Days following the occurrence of Force Majeure, the party claiming a delay due to such event shall give written notice to the other setting forth a reasonable estimate of such delay.

31.10 Governing Law. THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES. NOTWITHSTANDING THE FOREGOING, ALL PROVISIONS OF THIS LEASE RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XIV RELATING TO THE RECOVERY OF POSSESSION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH SUCH PORTION OF THE LEASED PROPERTY IS LOCATED.

31.11 Jurisdiction and Venue. LESSOR AND LESSEE CONSENT TO PERSONAL JURISDICTION IN THE STATE OF ALABAMA. LESSOR AND LESSEE AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS LEASE SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF ALABAMA. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. LESSEE EXPRESSLY ACKNOWLEDGES THAT ALABAMA IS A FAIR, JUST AND REASONABLE FORUM AND LESSEE AGREES NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY LESSOR IN SAID COURTS. FURTHER, LESSOR AND LESSEE IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO ARTICLE XXVII SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

31.12 True Lease. Lessor and Lessee agree that this Lease is intended as, and shall for all purposes constitute, a lease under the laws of the state in which each portion of the Leased Property is located, and nothing herein shall be construed as conveying to the Lessee any right, title or interest in or to the Leased Property or to any remainder or reversionary estates in the Leased Property held by any Person, except, in each instance, as a lessee. Under no circumstances shall this Lease be regarded as an assignment of all of Lessor’s interest in and to the Leased Property; instead, Lessor and Lessee shall have the relationship between them of Lessor and Lessee, pursuant to the terms and provisions of this Lease. In no event shall Lessee or any Affiliate of Lessee claim depreciation, amortization or interest deductions as owner of any portion of the Leased Property for United States federal, state or local income tax purposes (except as to alterations not financed by Lessor).

31.13 Representations, Agreements and Covenants relating to Certain Facilities. Further representations, agreements and covenants regarding certain of the Facilities are set forth on Schedule 31.13 attached hereto and are hereby incorporated herein by reference.

31.14 Wyoming Ground Lease. By the Assignment of Ground Lease executed simultaneously herewith, the Wyoming Facility Lessee has assigned to Lessor all of its right, title and interest in and to the Wyoming Ground Lease and the Ground Leased Property and Lessor has subleased the Ground Leased Property to Lessee subject to the terms of the Wyoming Ground Lease and solely for the purpose of using the Ground Leased Property in connection with the operation of the Casper Wyoming Facility. Lessee shall perform and fulfill all of Lessor’s obligations and responsibilities under the Wyoming Ground Lease from and after the date hereof and Lessee accepts, assumes and agrees to comply with, perform and observe all of the terms, conditions, provisions, limitations and obligations contained in the Wyoming Ground Lease to be performed on the part of the Lessor as lessee therein, including the payment of rent required under the Wyoming Ground Lease. Lessor and Lessee acknowledge and agree that in the event this Lease is terminated or canceled for any reason (i) the Wyoming Ground Lease and all right, title and interest thereunder shall automatically revert to Lessor (provided, however, in the event Lessee has failed to perform and pay all obligations under the Wyoming Ground Lease, Lessee shall indemnify and hold Lessor harmless for all such obligations as provided in Article XVIII hereof); and (ii) Lessee shall, immediately upon request by Lessor, sign, acknowledge, provide and deliver to Lessor (and if Lessee fails to do so upon request of Lessor, Lessee hereby irrevocably appoints Lessor as agent of Lessee for such express purposes) any and all documents, instruments or other writings (all in recordable form) which are or may become necessary, proper and/or advisable to cause the Wyoming Ground Lease to revert to Lessor as provided herein. Lessee shall not, without Lessor’s prior written consent, which consent may be granted or denied in Lessor’s sole discretion (a) assign, transfer or convey any interest, right or obligation in, to or under the Wyoming Ground Lease; (b) sublease any portion of the Wyoming Ground Leased Property; (c) terminate, modify, amend, restate or change in any way the Wyoming Ground Lease; or (d) exercise any option to purchase the Wyoming Ground Leased Property. Lessee agrees that it will immediately upon receipt forward to Lessor copies of all notices, requests, demands and other correspondence and documents directed to and/or received from the Wyoming Ground Lease Lessor. Notwithstanding the foregoing, Lessor acknowledges and agrees that Lessee has subleased its rights and obligations under the Wyoming Ground Lease pursuant to the terms and conditions of the Sublease.

31.15 Electronically Transmitted Signatures. In order to expedite the execution of this Lease, telecopied signatures or signatures sent by electronic mail may be used in the place of original signatures on this Lease. The parties intend to be bound by the signatures of the telecopied or electronically mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on the form of the signature. Following any facsimile or electronic mail transmittal, the party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Lease.

31.16 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE OF ANY PARTY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO THIS LEASE OR THE LEASED PROPERTY (INCLUDING ANY CLAIM OR DEFENSE ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LESSOR TO ENTER INTO THIS LEASE.

31.17 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

31.18 Survival. Notwithstanding any provision of this Lease to the contrary, the parties acknowledge and agree that, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of expiration or termination of this Lease, and the covenants and obligations under this Lease which relate to periods after the expiration or earlier termination of Lessee’s tenancy under this Lease, including, without limitation, those covenants and obligations described in Sections 14.6 and 31.3, and Article XVIII, shall survive such expiration or earlier termination.

31.19 Continuation of Defaults. Notwithstanding any provision hereof to the contrary, whenever in this Lease the phrases “continuing,” “continuation of” or similar words or phrases are used in connection with Events of Default, defaults, or events which with notice or passage of time would constitute Events of Default, such phrases or words shall not be construed to create any right in the Lessee to have additional periods of time to cure such defaults or Events of Default other than those specific cure periods provided in this Lease.

31.20 Specific Performance. In addition to any rights and remedies available to the parties hereunder or at law, each party shall be entitled to bring an action for specific performance and to seek other equitable relief in connection with any breach or violation of the provisions of this Lease.

31.21 Joint and Several Obligations. Each Facility Lessee shall be jointly and severally liable for all of the liabilities and obligations of Lessee under this Lease. Additionally, each Facility Lessee acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Lease shall be applicable to and shall be binding upon and enforceable against any one or more Facility Lessees.

ARTICLE XXXII

MEMORANDUM OF LEASE

Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the state in which the Leased Property is located in which reference to this Lease, and all options contained herein, shall be made. Lessee shall pay all recording taxes and other costs in connection therewith.

[Signatures appear on following pages.]